[Letterhead of Willkie Farr & Gallagher LLP]

November 14, 2006

Legg Mason Partners Investment Funds, Inc.

125 Broad Street

New York, New York 10004

Ladies and Gentlemen:

You have requested us, as counsel to Legg Mason Partners Investment Funds, Inc. (the “Company”), a corporation organized under the laws of the State of Maryland, on behalf of its series, Legg Mason Partners Multiple Discipline Funds All Cap Growth and Value (the “Acquiring Fund”), to furnish you with this opinion in connection with Post-Effective Amendment No. 1 (the “Amendment”) to the Company’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), to be filed with the Securities and Exchange Commission on or about November 14, 2006. The Registration Statement, which was filed on September 22, 2006, registered Class A Common Stock, $.001 par value per share, Class B Common Stock, $.001 par value per share, Class C Common Stock, $.001 par value per share, Class Y Common Stock, $.001 par value per share, and Class 1 Common Stock, $.001 par value per share, of the Acquiring Fund (collectively, the “Shares”), to be issued pursuant to (i) an Amended Plan of Reorganization (the “Amended Plan”) adopted by the Company, on behalf of the Acquiring Fund, and on behalf of its series, Legg Mason Partners Multiple Discipline Funds Large Cap Growth and Value, Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value, and Legg Mason Partners Multiple Discipline Funds All Cap and International (each, a “Multiple Discipline Acquired Fund” and, collectively, the “Multiple Discipline Acquired Funds”); and (ii) an Amended Agreement and Plan of Reorganization, among (a) the Company, on behalf of the Acquiring Fund, (b) Legg Mason Partners Investment Series, a Massachusetts business trust, on behalf of its series, Legg Mason Partners Growth and Income Fund (“Growth and Income Fund,” and, collectively with the Multiple Discipline Funds Acquired Funds, the “Acquired Funds”) and, (c) solely with respect to certain aspects, Legg Mason Partners Fund Advisor, LLC (the “Amended Agreement and Plan,” and, together with the Amended Plan, the “Plans” ). The Amended Plan provides for the proposed conveyance, re-allocation and delivery of all of the assets and liabilities of each Multiple Discipline Acquired Fund to the Acquiring Fund in exchange for Shares; and the Amended Agreement and Plan provides for the proposed acquisition by the Acquiring Fund of all of the assets of Growth and Income Fund solely in exchange for the Shares and the assumption by the Acquiring Fund of all of the liabilities of Growth and Income Fund.

Legg Mason Partners Investment Funds, Inc.

November 14, 2006

We have examined the Amendment, substantially in the form in which it is to be filed, the Registration Statement, the Company’s Charter and By-Laws, each as amended, resolutions adopted by the Board of Directors of the Company relating to the authorization of the sale and issuance of the Shares and the approval of the Plans (the “Resolutions”) and the form of the Amended Plan and Amended Agreement and Plan to be included in the Proxy Statement/Prospectus included in the Registration Statement. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Company and others, which facts we have not independently verified. We have further assumed that the Plans will be duly executed and delivered in substantially the same form as those included in the Registration Statement and that upon such execution and delivery, they will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Based upon the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and (assuming that, upon any issuance of the Shares, the total number of shares of each series and class of Common Stock, $.001 par value per share (the “Common Stock”), issued and outstanding will not exceed the total number of shares of each series and class of Common Stock that the Company is then authorized to issue under the Charter), when and if issued and delivered against payment therefore in accordance with the Resolutions, the respective Plans and the Articles Supplementary classifying and designating the Shares, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to us in the Amendment and the filing of this opinion as an exhibit to the Amendment.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the laws of the State of Maryland, we have relied upon the opinion of Venable LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP